Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated April 19, 2022 (except for Note 2(A), Note 20 and Note 22, as to which the date is November 25, 2022) with respect to the consolidated financial statements of Granite Holdings II B.V., included in this Current Report on Form 8-K of Chart Industries, Inc.

/s/ Ernst & Young LLP

Ernst & Young LLP

Edinburgh, United Kingdom

December 5, 2022